Exhibit 99.1

Nash Finch Reports Second Quarter 2011 Results
Consolidated EBITDA1 Improvement Continues

MINNEAPOLIS (July 21, 2011) — Nash Finch Company (NASDAQ: NAFC), one of the leading food distribution companies in the United States, today announced financial results for the 12 weeks (second quarter) ended June 18, 2011.

Financial Results

Total company sales for the second quarter 2011 were $1.10 billion compared to $1.15 billion in the prior year quarter, a decrease of 4.8%.  Excluding the impact of the sales decrease of $18.1 million attributable to the previously announced transition of a portion of a food distribution buying group to another supplier during 2010 and the effect of selling or closing eight retail stores, total company comparable sales decreased 2.5% relative to last year.  Sales for the first 24 weeks of 2011 were $2.20 billion compared to $2.33 billion in the prior year period, a decrease of 5.8%. Excluding the impact of the sales decrease of $52.6 million attributable to the previously announced transition of a portion of a food distribution buying group to another supplier during 2010 and the effect of selling or closing eight retail stores, total company comparable sales decreased 3.1% relative to last year.

Consolidated EBITDA for the second quarter 2011 increased by 4.5% to $33.4 million, or 3.0% of sales, as compared to $31.9 million, or 2.8% of sales, for the prior year quarter.  For the first 24 weeks of 2011, Consolidated EBITDA was $63.2 million, or 2.9% of sales, compared to $60.5 million, or 2.6% of sales, in the prior year period.  Consolidated EBITDA is a non-GAAP financial measure that is reconciled to the most directly comparable GAAP financial results in the attached financial statements.

“We are pleased with the consolidated EBITDA improvement for both the second quarter and year-to-date periods as compared to the prior year, as well as with the improvement in EBITDA margin rate,” said Alec Covington, President and CEO of Nash Finch. “We remain well positioned with a solid balance sheet which will allow us to continue to invest in our business to drive shareholder value.”

Net earnings for the second quarter 2011 were $10.1 million, or $0.77 per diluted share, as compared to net earnings of $10.7 million, or $0.81 per diluted share, in the prior year quarter.  Net earnings for the first 24 weeks of 2011 were $17.5 million, or $1.35 per diluted share, as compared to net earnings of $18.7 million, or $1.40 per diluted share, in the same prior year period.  Net earnings for the second quarter 2011 and 2010 were negatively affected by significant items totaling $2.1 million and $0.7 million, or $0.15 and $0.05 per diluted share, respectively.  Net earnings for the year-to-date 2011 and 2010 were negatively affected by significant items totaling $4.2 million and $0.9 million, or $0.31 and $0.07 per diluted share, respectively, and are detailed in the table below.

The following table identifies the significant items affecting our Consolidated EBITDA, net earnings and diluted earnings per share for the second quarter and year-to-date 2011 and prior year results:

(dollars in millions except per share amounts)	2nd Quarter		Year-to-date
	2011	2010	2011	2010
Significant charges
Restucturing costs related to overhead centralization	$ (0.5)	-	(0.5)	-
Disposition costs associated with retail stores sold or closed	(0.3)	-	(0.3)	-
Wholesale distribution facility closing costs	-	(1.2)	-	(1.2)
Military distribution center conversion and transition costs	(0.3)	(0.3)	(1.2)	(0.6)
Significant charges impacting Consolidated EBITDA	$ (1.1)	(1.5)	(2.0)	(1.8)

LIFO (charges) credits	$ (2.1)	0.3	(2.6)	0.3
Retail impairments	(0.3)	-	(0.3)	-
Lease reserve reversal net of termination costs	0.2	-	0.2	-
Loss on writedown of long-lived assets	(0.1)	-	(2.1)	-
Total significant charges impacting earnings before tax	(3.4)	(1.2)	(6.8)	(1.5)
Income tax on significant net charges	1.3	0.5	2.6	0.6
Total significant charges impacting net earnings	$ (2.1)	(0.7)	(4.2)	(0.9)
Diluted earnings per share impact	$ (0.15)	(0.05)	(0.31)	(0.07)

Military Distribution Results

(dollars in millions)	2nd Quarter		% Change	Year-to-date		% Change
	2011	2010		2011	2010
Sales	$ 529.1	515.8	2.6%	1,066.6	1,055.4	1.1%
Segment EBITDA[1]	14.8	14.5	2.0%	29.9	29.3	2.2%
Percentage of Sales	2.8%	2.8%		2.8%	2.8%

The military segment net sales increased 2.6% in the second quarter 2011 and 1.1% in the year-to-date 2011 period compared to the prior year.  However, a larger portion of military sales during the current year have been on a consignment basis, which are not included in our reported net sales.  The year-over-year increase in consignment sales was approximately $2.5 million during the quarter and $8.2 million in the year-to-date period.  Including the impact of consignment sales, comparable military sales increased 3.0% in the second quarter 2011 and 1.8% in the year-to-date 2011 period compared to the prior year.

The military segment EBITDA increased by 2.0% in the second quarter 2011 and 2.2% in the year-to-date 2011 period compared to the same periods last year.  The military EBITDA as a percentage of sales was 2.8% in the second quarter and year-to-date periods of 2011 and 2010.

“Over the past few years, we have focused our capital investments on the military side of the business. The continued strength of that business shows our investments were well made.  Not only do our military associates do an exemplary job of serving our military heroes at home and abroad, their efforts are invaluable in helping our Company to deliver an appropriate return to our shareholders,” said Covington.

Food Distribution & Retail Results

(dollars in millions)	2nd Quarter		% Change	Year-to-date		% Change
	2011	2010		2011	2010
Sales
Food Distribution	$ 459.5	515.0	(10.8%)	909.8	1,037.2	(12.3%)
Retail	111.0	123.9	(10.4%)	223.0	241.7	(7.7%)
Total	$ 570.5	638.9	(10.7%)	1,132.8	1,278.9	(11.4%)
Segment EBITDA[1]
Food Distribution	$ 13.8	12.6	9.3%	24.4	22.9	6.5%
Retail	4.8	4.8	(0.3%)	8.9	8.3	7.4%
Total	$ 18.6	17.4	6.6%	33.3	31.2	6.8%

Percentage of Sales
Food Distribution	3.0%	2.5%		2.7%	2.2%
Retail	4.3%	3.9%		4.0%	3.4%
Total	3.3%	2.7%		2.9%	2.4%

The combined food distribution and retail segment sales decrease in the second quarter and year-to-date periods of 2011 compared to the 2010 periods was 10.7% and 11.4%, respectively.  The decrease in sales was negatively impacted by the previously announced transition of a portion of a customer buying group to another supplier during the second quarter 2010.  However, after adjusting to exclude this sales impact of $18.1 million and the sale of four and closing of four retail stores, sales declined 6.9% for the second quarter and 6.7% year-to-date.  Retail same store sales declined 3.7% as compared to the prior year quarter and 3.3% in the year-to-date comparison.

The food distribution and retail segment EBITDA increased by 6.6% in the second quarter 2011 and 6.8% in the year-to-date 2011 period compared to the same periods last year.  Food distribution and retail segment EBITDA as a percentage of sales improved to 3.3% in the second quarter 2011 as compared to 2.7% in the prior year quarter.  Food distribution and retail segment EBITDA as a percentage of sales improved to 2.9% in the year-to-date 2011 period as compared to 2.4% in the same period last year.

“We are pleased with the solid improvement in the food distribution and retail segment EBITDA results that were achieved during both the second quarter and year-to-date periods,” said Covington.  “While the top line continues to be a challenge in the current environment, we focus our efforts on profitability enchancements driven principally through improvements in inventory management and overall productivity.”

Financial Target Progress

Improvements on our key financial targets have been achieved to date since the targets were announced as part of the Company’s strategic plan in November 2006.  In particular, Consolidated EBITDA margin improved from 2.2% to 2.9% of sales and the debt leverage ratio has improved from 3.11x to 2.28x from Fiscal 2006 to the second quarter 2011.  The ratio of free cash flow to net assets excluding the impact of strategic projects has increased from 8.7% in Fiscal 2006 to 10.9% in the second quarter 2011.

The following table charts the Company’s progress towards its long-term financial targets that are anticipated to be attained through successful execution of the strategic plan.

Financial Targets	Long-term	2nd Qtr YTD	Fiscal	Fiscal	Fiscal	Fiscal	Fiscal
	Target	2011	2010	2009	2008	2007	2006
Organic Revenue Growth[2]	2.0%	(5.8%)	(5.4%)	(0.6%)	3.1%	(2.6%)	(3.1%)
Consolidated EBITDA Margin[3]	4.0%	2.9%	2.8%	2.7%	3.1%	2.9%	2.2%
Trailing Four Quarter Free Cash Flow / Net Assets[4]		0.5%	0.9%	10.6%	12.0%	9.2%	8.7%
Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects[5]	10.0%	10.9%	8.4%	13.1%	14.0%	9.7%	8.7%
Total Leverage Ratio[6]	2.5 - 3.0 x	2.28x	2.28x	2.02x	1.75x	2.20x	3.11x

Liquidity

Total debt at the end of the second quarter of 2011 decreased by $18.2 million to $319.4 million since the end of the first quarter 2011. The Company continues to focus on effectively managing its balance sheet and is currently in compliance with all of its debt covenants.  The debt leverage ratio as of the end of the second quarter 2011 was 2.28x.  Availability on the Company’s revolving credit facility at the end of the quarter was $169.4 million.

 1References to EBITDA, Consolidated EBITDA, and segment EBITDA are calculated as earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods.  Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity.  Consolidated EBITDA is provided as additional information as a key metric used to determine payout pursuant to our Short-Term and Long-Term Incentive Plans.

2 Organic Revenue Growth is the percentage change in revenues for a fiscal period(s) compared to the similar prior year fiscal period(s), excluding incremental revenue obtained through acquisitions.

3 Consolidated EBITDA Margin is calculated by dividing Consolidated EBITDA by sales.

4 Trailing Four Quarter Free Cash Flow to Net Assets ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment during the trailing four quarters divided by the average net assets for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

5 Trailing Four Quarter Free Cash Flow to Net Assets excluding impact of strategic projects ratio is defined as cash provided from operations less capital expenditures for property, plant & equipment (excluding capital expenditures for strategic projects) during the trailing four quarters divided by the average net assets (excluding average net assets generated from strategic projects) for the current period and prior year comparable period (total assets less current liabilities plus current portion of long-term debt and capital leases).

6 Total Leverage Ratio is defined as total debt (current portion of long-term debt and capital leases, long-term debt and capitalized lease obligations) divided by the trailing four quarters Consolidated EBITDA.

*********************************************************************************************

A conference call to review the second quarter 2011 results is scheduled for 9 a.m. CT (10 a.m. ET) on July 21, 2011.  Interested participants can listen to the conference call over the Internet by logging onto the “Investor Relations” portion of Nash Finch's website at http://www.nashfinch.com.  A replay of the webcast will be available and the transcript of the call will be archived on the “Investor Relations” portion of Nash Finch's website under the heading “Audio Archives.”  A copy of this press release and the other financial and statistical information about the periods to be discussed in the conference call will be available at the time of the call on the “Investor Relations” portion of the Nash Finch website under the caption “Press Releases.”

Nash Finch Company is a Fortune 500 company and one of the leading food distribution companies in the United States.  Nash Finch’s core business, food distribution, serves independent retailers and military commissaries in 36 states, the District of Columbia, Europe, Cuba, Puerto Rico, the Azores and Egypt.  The Company also owns and operates a base of retail stores, primarily supermarkets under the Econofoods®, Family Thrift Center®, AVANZA®, Family Fresh Markets®, Savers Choice® and Sun Mart® trade names.  Further information is available on the Company's website at www.nashfinch.com.

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Such statements relate to trends and events that may affect our future financial position and operating results.  Any statement contained in this release that is not statements of historical fact may be deemed forward-looking statements.  For example, words such as “may,” “will,” “should,” “likely,” “expect,” “anticipate,” “estimate,” “believe,” “intend, ” “potential” or “plan,” or comparable terminology, are intended to identify forward-looking statements.  Such statements are based upon current expectations, estimates and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements.  Important factors known to us that could cause or contribute to material differences include, but are not limited to, the following:

•

the effect of competition on our food distribution, military and retail businesses;

•

general sensitivity to economic conditions, including the uncertainty related to the current state of the economy in the U.S. and worldwide economic slowdown; disruptions to the credit and financial markets in the U.S. and worldwide; changes in market interest rates; continued volatility in energy prices and food commodities;

•

macroeconomic and geopolitical events affecting commerce generally;

•

changes in consumer buying and spending patterns;

•

our ability to identify and execute plans to expand our food distribution, military and retail operations;

•

possible changes in the military commissary system, including those stemming from the redeployment of forces, congressional action and funding levels;

•

our ability to identify and execute plans to improve the competitive position of our retail operations;

•

the success or failure of strategic plans, new business ventures or initiatives;

•

our ability to successfully integrate and manage current or future businesses we acquire, including the ability to manage credit risks and retain the customers of those operations;

•

changes in credit risk from financial accommodations extended to new or existing customers;

•

significant changes in the nature of vendor promotional programs and the allocation of funds among the programs;

•

limitations on financial and operating flexibility due to debt levels and debt instrument covenants;

•

legal, governmental, legislative or administrative proceedings, disputes, or actions that result in adverse outcomes;

•

our ability to identify and remediate any material weakness in our internal controls that could affect our ability to detect and prevent fraud, expose us to litigation, or prepare financial statements and reports in a timely manner;

•

changes in accounting standards;

•

technology failures that may have a material adverse effect on our business;

•

severe weather and natural disasters that may impact our supply chain;

•

unionization of a significant portion of our workforce;

•

costs related to a multi-employer pension plan which has liabilities in excess of plan assets;

•

changes in health care, pension and wage costs and labor relations issues;

•

product liability claims, including claims concerning food and prepared food products;

•

threats or potential threats to security;

•

unanticipated problems with product procurement; and

•

maintaining our reputation and corporate image.

A more detailed discussion of many of these factors, as well as other factors that could affect the Company’s results, is contained in the Company’s periodic reports filed with the SEC.  You should carefully consider each of these factors and all of the other information in this release.  We believe that all forward-looking statements are based upon reasonable assumptions when made.  However, we caution that it is impossible to predict actual results or outcomes and that accordingly you should not place undue reliance on these statements.  Forward-looking statements speak only as of the date when made and we undertake no obligation to revise or update these statements in light of subsequent events or developments.  Actual results and outcomes may differ materially from anticipated results or outcomes discussed in forward-looking statements. You are advised, however, to consult any future disclosures we make on related subjects in future reports to the Securities and Exchange Commission (SEC).

.

Contact: Bob Dimond, Executive VP & CFO, 952-844-1060

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Income
(In thousands, except per share amounts)

	Twelve	Twelve	Twenty-Four	Twenty-Four
	Weeks Ended	Weeks Ended	Weeks Ended	Weeks Ended
	June 18	June 19	June 18	June 19
	2011	2010	2011	2010

Sales	$1,099,575	1,154,617	2,199,384	2,334,310
Cost of sales	1,008,998	1,060,280	2,019,818	2,148,153
Gross profit	90,577	94,337	179,566	186,157
Gross profit margin	8.2%	8.2%	8.2%	8.0%

Other costs and expenses:
Selling, general and administrative	60,241	62,835	122,818	127,482
Depreciation and amortization	8,367	8,170	16,950	16,755
Interest expense	5,355	5,366	10,814	10,624
Total other costs and expenses	73,963	76,371	150,582	154,861

Earnings before income taxes	16,614	17,966	28,984	31,296

Income tax expense	6,563	7,252	11,452	12,641
Net earnings	$10,051	10,714	17,532	18,655

Net earnings per share:
Basic	$0.79	0.83	1.38	1.43
Diluted	$0.77	0.81	1.35	1.40

Declared dividends per common share	$0.18	0.18	0.36	0.36

Weighted average number of common shares
outstanding and common equivalent shares outstanding:
Basic	12,744	12,904	12,731	13,015
Diluted	13,042	13,263	13,029	13,352

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Balance Sheets
(In thousands, except per share amounts)

Assets	June 18, 2011	January 1, 2011
Current assets:
Cash and cash equivalents	$659	830
Accounts and notes receivable, net	240,944	233,436
Inventories	309,720	333,146
Prepaid expenses and other	15,334	15,817
Deferred tax assets	7,864	8,281
Total current assets	574,521	591,510

Notes receivable, net	18,237	20,350

Property, plant and equipment:	658,259	649,256
Less accumulated depreciation and amortization	(403,700)	(409,190)
Net property, plant and equipment	254,559	240,066

Goodwill	166,856	167,166
Customer contracts and relationships, net	16,871	18,133
Investment in direct financing leases	2,831	2,948
Other assets	10,336	10,502
Total assets	$1,044,211	1,050,675

Liabilities and Stockholders' Equity
Current liabilities:
Current maturities of long-term debt and capital lease obligations	$3,001	3,159
Accounts payable	207,694	230,082
Accrued expenses	55,356	60,001
Total current liabilities	266,051	293,242

Long-term debt	299,311	292,266
Capital lease obligations	17,113	18,920
Deferred tax liability, net	39,179	36,344
Other liabilities	30,212	32,899
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock - no par value.
Authorized 500 shares; none issued	-	-
Common stock of $1.66 2/3 par value
Authorized 50,000 shares; 13,677 shares issued	22,796	22,796
Additional paid-in capital	115,992	114,799
Common stock held in trust	(1,223)	(1,213)
Deferred compensation obligations	1,223	1,213
Accumulated other comprehensive loss	(10,833)	(10,984)
Retained earnings	316,630	303,584
Treasury stock at cost; 1,541 and 1,569 shares	(52,240)	(53,191)
Total stockholders' equity	392,345	377,004
Total liabilities and stockholders' equity	$1,044,211	1,050,675

NASH FINCH COMPANY AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In thousands)
	24 Weeks Ended
	June 18	June 19
	2011	2010
Operating activities:
Net earnings	$17,532	18,655
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	16,950	16,755
Amortization of deferred financing costs	845	846
Non-cash convertible debt interest	2,610	2,413
Amortization of rebateable loans	2,066	2,531
Provision for bad debts	779	433
Provision for (reversal of) lease reserves	607	(434)
Deferred income tax expense	3,252	174
Loss (gain) on sale of property, plant and equipment	1,422	(229)
LIFO charge (credit)	2,632	(362)
Asset impairments	349	818
Share-based compensation	2,531	3,462
Deferred compensation	609	463
Other	(584)	(387)
Changes in operating assets and liabilities
Accounts and notes receivable	(5,548)	17,099
Inventories	21,279	(27,130)
Prepaid expenses	(446)	157
Accounts payable	(23,230)	(12,992)
Accrued expenses	(4,493)	(804)
Income taxes payable	929	(6,398)
Other assets and liabilities	(2,599)	2,609
Net cash provided by operating activities	37,492	17,679
Investing activities:
Disposal of property, plant and equipment	3,074	347
Additions to property, plant and equipment	(33,110)	(10,369)
Business acquired, net of cash	(1,587)	-
Loans to customers	(2,285)	(600)
Payments from customers on loans	672	1,102
Other	(902)	(297)
Net cash used in investing activities	(34,138)	(9,817)
Financing activities:
Proceeds of revolving debt	4,700	10,600
Dividends paid	(4,364)	(4,549)
Repurchase of common stock	-	(15,191)
Payments of long-term debt	(251)	(233)
Payments of capital lease obligations	(1,577)	(1,839)
Increase (decrease) in outstanding checks	(1,526)	3,285
Other	(507)	-
Net cash used in by financing activities	(3,525)	(7,927)
Net decrease in cash	(171)	(65)
Cash at beginning of period	830	830
Cash at end of period	$659	765

NASH FINCH COMPANY AND SUBSIDIARIES
Supplemental Data (Unaudited)

	June 18	June 19
Other Data (In thousands)	2011	2010

Total debt	$ 319,425	294,097
Stockholders' equity	$ 392,345	352,608
Capitalization	$ 711,770	646,705
Debt to total capitalization	44.9%	45.5%

Non-GAAP Data
Consolidated EBITDA (a)	$ 140,209	137,718
Leverage ratio - trailing 4 qtrs. (debt to consolidated EBITDA) (b)	2.28x	2.14x

Comparable GAAP Data
Debt to earnings before income taxes (b)	4.58	13.74

(a)	Consolidated EBITDA, as defined in our credit agreement, is earnings before interest, income tax, depreciation and amortization, adjusted to exclude extraordinary gains or losses, gains or losses from sales of assets other than inventory in the ordinary course of business, and non-cash charges (such as LIFO, asset impairments, closed store lease costs and share-based compensation), less cash payments made during the current period on non-cash charges recorded in prior periods. Consolidated EBITDA should not be considered an alternative measure of our net income, operating performance, cash flows or liquidity. The amount of Consolidated
EBITDA is provided as a metric used to determine payout of performance units pursuant to our Long-Term Incentive Plan.

(b)	Leverage ratio is defined as the Company's total debt at June 18, 2011 and June 19, 2010, divided by Consolidated EBITDA for the respective four trailing quarters. The most comparable GAAP ratio is debt at the same date divided by earnings from continuing operations before income taxes for the respective four trailing quarters.

FY	2011
		2010	2010	2011	2011	Rolling
		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs

Earnings before income taxes		$22,830	18,000	12,370	16,614	69,814
Add/(deduct)
	LIFO charge	285	129	501	2,131	3,046
	Depreciation and amortization	10,883	8,481	8,583	8,367	36,314
	Interest expense	7,123	5,656	5,459	5,355	23,593
	Settlement of pre-acquisition contingency	(310)	-	-	-	(310)
	Closed store lease costs	725	29	448	159	1,361
	Asset impairment	108	11	-	349	468
	Net loss (gain) on sale of real estate and other assets	-	-	1,796	(391)	1,405
	Stock compensation	2,717	1,692	1,159	1,372	6,940
	Subsequent cash payments on non-cash charges	(578)	(768)	(504)	(572)	(2,422)
Total Consolidated EBITDA		$43,783	33,230	29,812	33,384	140,209

		2010	2010	2011	2011	Rolling
Segment Consolidated EBITDA		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$17,412	14,081	15,107	14,835	61,435
	Food Distribution	18,889	14,570	10,581	13,791	57,831
	Retail	7,482	4,579	4,124	4,758	20,943
		$43,783	33,230	29,812	33,384	140,209

		2010	2010	2011	2011	Rolling
Segment profit		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$14,270	11,450	12,147	11,285	49,152
	Food Distribution	11,666	9,444	5,845	7,709	34,664
	Retail	2,558	1,892	(984)	2,128	5,594
	Unallocated:
	Interest	(5,664)	(4,786)	(4,638)	(4,508)	(19,596)
		$22,830	18,000	12,370	16,614	69,814

FY	2010
		2009	2009	2010	2010	Rolling
		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
Earnings (loss) before income taxes		$31,655	(41,545)	13,330	17,966	21,406
Add/(deduct)
	LIFO credit	(445)	(2,301)	(40)	(321)	(3,107)
	Depreciation and amortization	12,592	9,304	8,585	8,170	38,651
	Interest expense	7,621	5,607	5,258	5,366	23,852
	Special charge	-	6,020	-	-	6,020
	Goodwill impairment	-	50,927	-	-	50,927
	Gain on litigation settlement	(7,630)	-	-	-	(7,630)
	Closed store lease costs	425	1,644	-	(434)	1,635
	Asset impairment	840	722	517	301	2,380
	Stock compensation	1,706	1,663	1,605	1,857	6,831
	Net gain on sale of real estate and other assests	(54)	-	-	-	(54)
	Subsequent cash payments on non-cash charges	(712)	(772)	(740)	(969)	(3,193)
Total Consolidated EBITDA		$45,998	31,269	28,515	31,936	137,718

		2009	2009	2010	2010	Rolling
Segment Consolidated EBITDA		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$17,231	13,399	14,761	14,542	59,933
	Food Distribution	21,147	14,284	10,257	12,623	58,311
	Retail	7,620	3,586	3,497	4,771	19,474
		$45,998	31,269	28,515	31,936	137,718

		2009	2009	2010	2010	Rolling
Segment profit		Qtr 3	Qtr 4	Qtr 1	Qtr 2	4 Qtrs
	Military	$14,930	11,566	12,918	12,663	52,077
	Food Distribution	13,922	10,303	4,904	7,636	36,765
	Retail	1,714	(1,677)	20	2,190	2,247
	Unallocated:
	Interest	(6,541)	(4,790)	(4,512)	(4,523)	(20,366)
	Special charge	-	(6,020)	-	-	(6,020)
	Gain on litigation	7,630	-	-	-	7,630
	Goodwill impairment	-	(50,927)	-	-	(50,927)
		$31,655	(41,545)	13,330	17,966	21,406